Exhibit 99.2

Dresser, Inc. Announces Changes in Consent Solicitation for Holders of

9 3/8% Senior Subordinated Notes Due 2011

DALLAS, TEXAS (May 26, 2006)—Dresser, Inc. announced today that it is extending the expiration time of its previously announced consent solicitation from the holders of its outstanding 9 3/8% Senior Subordinated Notes due 2011 from May 26, 2006, to 5 p.m., New York City time, on May 31, 2006, unless further extended or terminated by Dresser. Dresser also announced that it is amending the terms of the consent solicitation pursuant to a Supplement to the Consent Solicitation Statement, dated May 26, 2006.

The Supplement seeks an amendment and waiver of certain reporting requirements related to the company’s previously announced delay in issuing its 2005 annual and 2006 quarterly financial statements.

The Supplement also includes the following additional terms:

•	An increase in the consent payment offered by the company from $1.25 to $2.50 per $1,000 principal amount;

•	A 0.50% increase in the interest rate on the notes until the company files certain periodic reports required under the indenture’s reporting covenant;

•	A one-time payment of 0.50% of the outstanding principal amount of notes to holders of record on Dec. 31, 2006, if the company has not filed its financial statements for the quarters ended March 31, June 30, and Sept. 30, 2006, on or before Dec. 31, 2006, in which case the company would have until March 31, 2007, to make these filings;

•	A 0.25 % interest rate increase for any time period during which the notes are rated CCC+ or lower by Standard & Poor’s; and

•	An additional 0.25 % interest rate increase for any time period during which the notes are rated Caa1 or lower by Moody’s Investors Service.

All other aspects of the consent solicitation remain unchanged and in effect.

This announcement is not a solicitation of consents with respect to any securities. The consent solicitation is being made solely by the Consent Solicitation Statement dated May 9, 2006, as amended by the Supplement.

About Dresser, Inc.

Dresser, Inc. is a worldwide leader in the design, manufacture and marketing of highly engineered equipment and services sold primarily to customers in the flow control, measurement systems, and compression and power systems segments of the energy industry. Headquartered in Dallas, Texas, Dresser has a comprehensive global presence, with approximately 6,500 employees and a sales presence in more than 100 countries worldwide. The Company’s website can be accessed at www.dresser.com.

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COMPANY CONTACT:

Jenny Haynes

Vice President of Investor Relations and Communications

(972) 361-9933

Jenny.haynes@dresser.com